As filed with the Securities and Exchange Commission on November 12, 2015

Registration No. 333-186770

Registration No. 333-194072

Registration No. 333-202404

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186770
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194072
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202404

UNDER THE SECURITIES ACT OF 1933

XOOM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-3401054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

425 Market Street, 12th Floor San Francisco, CA	94105
(Address of Principal Executive Offices)	(Zip Code)

Xoom Corporation 2010 Stock Option and Grant Plan

Xoom Corporation 2012 Stock Option and Incentive Plan

(Full titles of the plans)

John Kunze

President

Xoom Corporation

425 Market Street, 12th Floor

San Francisco, CA 94105

(Name and address of agent for service)

415-660-1089

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Xoom Corporation (the “Company”) remove from registration all securities which remain unsold as of the date hereof and which are registered under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and, collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-186770), which was filed with the Commission on February 20, 2013.

•                  Registration Statement on Form S-8 (No. 333-194072), which was filed with the Commission on February 21, 2014.

•                  Registration Statement on Form S-8 (No. 333-202404), which was filed with the Commission on March 2, 2015.

On July 1, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PayPal, Inc. (“Parent”), Timer Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and PayPal Holdings, Inc. (“Holdings”) (solely for the limited purposes set forth therein) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is effective as of November 12, 2015 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each issued and outstanding share of common stock of the Company (“Company Common Stock”) (other than shares held by Parent, Merger Sub, the Company or any of their respective subsidiaries or shares held by stockholders who had properly exercised and perfected appraisal rights under Delaware law) were canceled and converted into the right to receive $25.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements which remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on November 12, 2015.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

XOOM CORPORATION

By:	/s/ John Kunze
	Name:	John Kunze
	Title:	President